Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-158200) of PPL Corporation of our report dated April 27, 2010 relating to the financial statements of E.ON U.S. LLC, which appears in this Current Report on Form 8-K of PPL Corporation dated November 1, 2010.

PricewaterhouseCoopers LLP

Louisville, KY

November 1, 2010